UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): OCTOBER 8, 2004


                            JB OXFORD HOLDINGS, INC.
     ----------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

             UTAH                         0-16240              95-4099866
 (State or other jurisdiction       Commission File Number   (I.R.S. Employer
of incorporation or organization)                             Identific No.)


  9665 Wilshire Blvd., Suite 300  Beverly Hills, California     90212
  (Address of principal executive offices)                    (Zip Code)

  Registrant's telephone number, including area code       (310) 777-8888

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

On October 8, 2004, JB Oxford Holdings, Inc. (the "Company") completed the sale of substantially all of the retail brokerage accounts of its subsidiary, JB Oxford & Company ("JB Oxford"), to Ameritrade, Inc., a subsidiary of Ameritrade Holding Corporation. The purchase price was fixed at $25,870,000 under the Asset Purchase Agreement dated June 4, 2004, and the initial payment required has been received by JB Oxford. The balance of the purchase price is payable in January 2005. JB Oxford transferred approximately 45,000 client accounts to Ameritrade, Inc.

The Company, through its JB Oxford and National Clearing Corp. subsidiaries, previously provided clearing and execution services, and discount brokerage services with access to personal brokers, online trading and cash management. The Company has now completed the sale of its retail, clearing and execution services, and maintains only its institutional trading and market making activities.

Prior to the closing of the transaction, Third Capital Partners, LLC converted its holdings of convertible notes of the Company with an aggregate principal amount of approximately $5.4 million, into approximately 2 million shares of common stock of the Company. This position represents approximately 52% of the total shares outstanding on a fully diluted basis.


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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

JB OXFORD HOLDINGS, INC.

By: /s/ Michael J. Chiodo
---------------------------
Michael J. Chiodo, CFO

Dated: October 12, 2004